Exhibit 10.27

AMENDED AND RESTATED

EXECUTIVE SUCCESSION AGREEMENT

     THIS AMENDED AND RESTATED EXECUTIVE SUCCESSION AGREEMENT (this “Agreement”) is made and entered into by and between Willem P. Roelandts (the “Executive”), and Xilinx, Inc., a Delaware corporation (the "Company”), effective upon the latest date upon which this Agreement is executed below (the "Effective Date"), with reference to the following facts:

     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Company and currently serves as Chairman of the Board of Directors (the "Board") of the Company (the "Chairman");

     WHEREAS, the Executive and the Company are parties to that certain Letter Agreement, dated as of January 5, 1996 (the "Letter Agreement"), and Executive Succession Agreement, dated as of August 7, 2007 (the “Original Succession Agreement”);

     WHEREAS, the Executive desires to facilitate a smooth transition to a successor President and Chief Executive Officer of the Company (the "Successor CEO");

     WHEREAS, the Executive and the Board agree that it is in the best interests of the Company for the Executive to remain the President and Chief Executive Officer until the Successor CEO commences employment with the Company;

     WHEREAS, the Executive and the Company desire that the Company begin a search for, locate and appoint the Successor CEO;

     WHEREAS, to ensure a smooth and successful transition to the positions of President and Chief Executive Officer for both the Successor CEO and the Company, the Executive and the Company desire that (i) the Executive continue in employment as the President and Chief Executive Officer until a successor commences employment with the Company and (ii) for one year following the commencement of the Successor CEO's employment with the Company, the Executive provide assistance and services as may reasonably be required by the Company to a ensure a successful transition; and

     WHEREAS, in furtherance of the foregoing, the Executive and the Company wish to amend and restate the Original Succession Agreement;

     NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Original Succession Agreement is hereby amended and restated in its entirety, and it is agreed as follows:

     1. President and Chief Executive Officer Search. The Company agrees that as soon as practicable following the Effective Date, a Chief Executive Officer Search Committee of the Board (which includes the Executive as a Committee member) will commence a search for, and shall be responsible for locating and recommending for appointment by the Board, an appropriate successor to the positions of President and Chief Executive Officer of the Company.

     2. Continued Employment. The Executive acknowledges and agrees that commencing as of the Effective Date and continuing through such time as the Successor CEO commences employment as President and Chief Executive Officer of the Company (the "Succession Date"), the Executive shall remain employed as President and Chief Executive Officer of the Company under the same terms and conditions of employment as were in effect immediately prior to the Effective Date, including continued eligibility under all benefit plans in which he participated immediately prior to the Effective Date. The Executive shall be entitled to receive payment of an annual bonus under the Pay for Xilinx Performance Incentive Program or any successor program (the "PXP Program"), subject to the achievement of the performance goal(s) applicable to the Executive’s participation in the PXP Program; provided, however, that if the Executive’s employment with the Company terminates prior to the end of a performance goal measurement period applicable to the Executive under the PXP Program (a “Performance Period”), the bonus otherwise payable to the Executive based on the extent of performance goal achievement during such Performance Period will be pro-rated for the portion of the Performance Period elapsed prior to the date of the Executive’s termination of employment. Payment of such pro-rated bonus (less all applicable federal, state and/or local taxes and all other authorized payroll deductions) will be made within the ninety (90) day period following the end of the applicable Performance Period but in any event no later than the fifteenth (15th) day of the third month following the later of the end of the calendar year in which such Performance Period ended or the end of the Company’s taxable year in which such Performance Period ended.

     3. Succession Payment. Subject to Section 5 of this Agreement, provided that (a) the Executive remains employed as President and Chief Executive Officer from the Effective Date until the Succession Date or (b) the Executive's employment with the Company is involuntarily terminated prior to the Succession Date for other than cause, as determined in good faith by the Board, the Executive shall be paid on the date occurring six (6) months and one (1) day following the date of the Executive’s “separation from service” (as defined below) with the Company a lump sum payment equal to the sum of (i) the annual base salary that is in effect for the Executive as of the Effective Date (the "Base Salary"), and (ii) his annual target bonus, which is equal to 90% of the Base Salary, less all applicable federal, state and/or local taxes and all other authorized payroll deductions (the "Succession Payment"). For the purposes of this Agreement, the term “separation from service” will have the meaning assigned to it by final regulations promulgated under Section 409A Internal Revenue Code of 1986, as amended (the "Code").

     4. Termination of Employment. The Company and the Executive acknowledge and agree that the Executive's employment with the Company shall terminate on the Succession Date, upon which date the Executive shall (a) be deemed to have resigned from all positions he may hold with the Company and/or any of its subsidiaries (other than his positions as a non-employee director and Chairman of the Board) without any further action on the part of the Executive, and (b) receive payment of any earned and unpaid salary and accrued and unused vacation. In addition, commencing on the date of the Executive’s separation from service with the Company, the Company shall arrange to provide the Executive and his spouse with continued medical and dental insurance benefits (the "Succession Benefit") until the earlier of (i) the Executive's 65th birthday (whether or not the Executive survives until that date) and (ii) the date the Executive becomes eligible under any other medical and dental plans, subject to the Executive continuing to pay the same portion of the insurance premiums for these benefits as he paid during his employment with the Company; provided that such medical and dental insurance benefits shall be provided through an arrangement that satisfies the requirements of Sections 105 and/or 106 of the Code. The amount of the Company-paid Succession Benefit provided during any taxable year of the Executive shall not affect the amount of the Company-paid Succession Benefit provided during any other taxable year of Executive, and the Executive’s right to the Company-paid Succession Benefit will not be subject to liquidation or exchange for another benefit.

     5. Release Required. The Executive acknowledges and agrees that any rights to or interest in the Succession Payment shall be contingent upon the Executive's execution and non-revocability of the Company's standard form of general release and severance agreement in favor of the Company, which release shall not, however, release the Company from any obligations it may have to indemnify the Executive under any applicable indemnification agreement between the Company and the Executive or under the bylaws or articles of incorporation of the Company.

     6. Transition Bonus. On the first anniversary of the date of the Executive’s separation from service with the Company (the "Transition Date"), the Executive shall be paid a bonus in the amount of $2,000,000, less all applicable federal, state and/or local taxes and all other authorized payroll deductions (the "Transition Bonus"); provided that the Executive shall be entitled to such bonus, whether or not he continues to serve on the Board, but only if during the one year period from the date of the Executive’s separation from service until the Transition Date the Executive provides, in good faith, such satisfactory assistance and services as may reasonably be requested by the Company to ensure a smooth and successful transition to the positions of President and Chief Executive Officer for both the Successor CEO and the Company, as reasonably determined by the Board in its sole discretion; and provided further, that to the extent that the Board finds the Executive's assistance or services to be unsatisfactory, then the Board agrees to provide the Executive with adequate prior written notice and an opportunity to cure.

     7. Continued Board Service. In the event the Executive elects to continue to serve as, and for so long as he remains, a non-employee member of the Board, the Executive will be entitled to: (a) continued vesting of his then outstanding stock options; provided that upon termination of his service on the Board, those of the Executive's then outstanding options that would have vested had the Executive remained either employed by the Company or serving on the Board until the one-year anniversary of the date that the Executive terminated service shall become vested, and all of the Executive's then outstanding vested options shall remain exercisable for such period as is determined pursuant to the terms of the plans and option agreements under which the options were granted; provided, however, that in the event that during the period of exercisability of the Executive's then outstanding options a blackout period is imposed that prevents the Executive from exercising his options, then the Executive shall be permitted to exercise each then outstanding option until the earlier of (i) the 60th day following the end of such blackout period, and (ii) the expiration of the term of such option; (b) an annual cash retainer equal to the amount paid to other Board members for the applicable period of service; provided, however, that for so long as the Executive continues to serve as Chairman of the Board, the Executive shall be entitled to two times the annual cash retainer paid to other members of the Board for the applicable period of service; and (c) equity awards, if any, granted at such time or times and in the same form and amount as the awards that are granted to other members of the Board; provided, however, that the Executive shall not receive any equity award or other amount that is paid by reason of a director's first election or appointment to the Board (including, without limitation, any "Initial Grants," as defined in the Company's 2007 Equity Incentive Plan, as amended).

     8. Internal Revenue Code Section 409A. The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement.

     9. At-Will Employment. Notwithstanding anything to the contrary in this Agreement, the Executive's employment hereunder shall be on an at-will basis until the Succession Date, and prior to such date the Executive’s employment may be terminated at any time, with or without cause, by either the Company or the Executive. The Company and the Executive agree that this Section 9 is consistent with and does not abrogate the Company's obligations to pay the Executive the Succession Payment pursuant to the terms set forth in Section- 3 of this Agreement.

     10. Merger and Integration; Amendment. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes and replaces any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, including, but not limited to, the Letter Agreement and any other benefits or payments to which the Executive would otherwise have been entitled in connection with the termination of his employment. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Executive and a duly authorized director of the Company.

     11. Governing Law: This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws rules.

     12. Headings. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

     13. Interpretation. The Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

     14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     15. Notice. Any and all notices given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company:	Xilinx, Inc.
2100 Logic Drive
San Jose, CA 95124-3400
Attention: Office of the General Counsel
Fax Number: (408) 559-7114

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attn: Kenton J. King, Esq.
Fax: (888) 329-2950

If to Executive:	Willem P. Roelandts
c/o Xilinx, Inc.
2100 Logic Drive
San Jose, CA 95124-3400
Fax Number: (408) 559-7114

Any party may change its address, facsimile and/or telephone number for notice purposes by duly giving notice to the other party pursuant to this Section 15.

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     16. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

EXECUTIVE

DATED:	11/7/07	/s/		Willem P. Roelandts
Willem P. Roelandts

XILINX, INC.

DATED:	11/7/07	By:	/s/	Jon A. Olson
Jon A. Olson
Authorized Signatory
Senior Vice President, Finance and
Chief Financial Officer